Exhibit 99.2

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FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
March 24, 2011	CenturyLink: Debra Peterson, 913-323-4881 debra.d.peterson@centurylink.com
Qwest: Tom McMahon, 202-429-3106 tom.mcmahon@qwest.com

Oregon Public Utility Commission Approves CenturyLink-Qwest Merger

Companies Expect to Complete the Transaction and Combine Operations on April 1

MONROE, La. and DENVER – The Public Utility Commission of Oregon (PUC) today issued an order approving the pending merger between CenturyLink, Inc. (NYSE: CTL) and Qwest Communications (NYSE: Q). This is the final approval needed to complete the merger.

The PUC conducted a substantive review of the transaction, including agreements on wholesale matters the companies reached with several competitive carriers in Oregon and other states.

When the merger is completed, the combined company will serve about 800,000 access lines in the state. As part of the approval process, the companies committed to investing a minimum of $45 million in broadband infrastructure in Oregon over five years.

“With the PUC’s approval, CenturyLink and Qwest are another step closer to completing the merger and leveraging their combined strength to develop and deploy innovative communications services for Oregon customers,” said John F. Jones, vice president of State Government Affairs at CenturyLink.

“During the PUC’s review of the proposed transaction, both Qwest and CenturyLink demonstrated their strong commitments to customer service, which will continue after the merger is completed and the companies combine operations in Oregon,” said Judy Peppler, Qwest Oregon president.

The companies expect to close the merger and combine operations on April 1, 2011. As previously announced, the combined company will use the name CenturyLink and its stock will continue to trade on the New York Stock Exchange under CenturyLink’s current symbol, CTL. Qwest shares outstanding at the end of the business day immediately prior to the close date will convert to CenturyLink shares on the close date at an exchange rate of 0.1664 share of CenturyLink for each share of Qwest.

MERGER UPDATE

•	The merger has been approved by the commissions in 21 states, the District of Columbia and the FCC.
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CenturyLink and Qwest have agreements with Integra Telecom, Cox Communications and other competitive local exchange carriers, and the U.S. Department of Defense in Arizona, Colorado, Utah and Washington.

•	In October, the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW) agreed that the merger is in the public interest.
•	Shareholders from both companies approved the merger in August.
•	The Department of Justice and the Federal Trade Commission cleared the transaction in July after determining there were no antitrust concerns.
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As of Dec. 31, 2010, CenturyLink served approximately 2.4 million broadband customers, 6.5 million access lines and almost 628,000 satellite video subscribers. On the same date, Qwest served 2.9 million broadband customers, 8.9 million access lines, more than 1 million video subscribers and more than 1 million wireless customers. The combination will create a robust 180,000-route-mile national fiber network, which will increase the combined company’s scale and enable the delivery of a diverse mix of service and product offerings.

SUPPORTING RESOURCES

•	Merger website: centurylinkqwestmerger.com.

About CenturyLink
CenturyLink is a leading provider of high-quality broadband, entertainment and voice services over its advanced communications networks to consumers and businesses in 33 states. CenturyLink, headquartered in Monroe, La., is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information on CenturyLink, visit www.centurylink.com.

About Qwest
Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic-fast Internet service, high-speed internet solutions, as well as home phone, Verizon Wireless, and DIRECTV® services. Fortune 500 companies and other large businesses and wholesale customers, as well as small businesses and governmental agencies, choose Qwest to deliver a full suite of network, data and voice services. Additionally, Qwest participates in Networx, the largest communications services contract in the world and is recognized as a leader in the network services market by leading technology industry analyst firms.

Forward Looking Statements
Except for the historical and factual information contained herein, the matters set forth in this communication, including statements regarding the expected timing and benefits of the acquisition such as efficiencies, cost savings, enhanced revenues, growth potential, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and their respective shareholders; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Qwest's operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; the timing, success and overall effects of competition from a wide variety of competitive providers; the risks inherent in rapid technological change; the effects of ongoing changes in the regulation of the communications industry; the ability of the combined company to effectively adjust to changes in the communications industry and to successfully introduce new product or service offerings on a timely and cost-effective basis; any adverse developments in commercial disputes or legal proceedings; the ability of the combined company to utilize net operating losses in amounts projected; changes in our future cash requirements; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink's and Qwest's reports filed with the Securities and Exchange Commission (SEC). There can be no assurance that the proposed acquisition will in fact be consummated. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the acquisition or the combined company. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Unless legally required, CenturyLink and Qwest undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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